EXHIBIT 10.15
ASSIGNMENT OF OPTION AGREEMENT
          KNOW ALL PERSONS BY THESE PRESENTS, that Hankinson Community Development Corporation, Incorporated, a North Dakota corporation, hereinafter referred to as Assignor, in consideration of the sum of One Thousand Five Hundred and no/100 Dollars ($1,500.00) to it in hand paid by Gold Energy, L.L.C, a limited liability company, hereinafter referred to as Assignee, does hereby sell, assign, transfer and set over unto Assignee, its successors and assigns, that certain Real Estate Option Agreement between Earl Stoltenow and Albertine Stoltenow, as Optionor, with Assignor, as Optionee;
          That part of the Southwest Quarter (SW 1/4) of Section Eighteen (18), Township One Hundred Thirty (130) North, Range Forty-nine (49) West of the Fifth Principal Meridian which consists of 25 acres and which lies north of and adjacent to the railroad right of way which runs through said quarter.
and Assignor hereby appoints the Assignee attorney irrevocable to exercise said option at Assignee’s own cost, as fully as Assignor might or could do. Assignor covenants with the said Assignee that Assignor has good right and lawful authority to sell and assign the same in the manner aforesaid. The option with Stoltenows referenced above is attached hereto as Exhibit 1.
          IN TESTIMONY WHEREOF, the said Assignor has hereunto signed its name and placed its signature this 7th day of October, 2005.

HANKINSON COMMUNITY DEVELOPMENT CORPORATION, INCORPORATED

/s/ David Paulson

By David Paulson, President

STATE OF NORTH DAKOTA	)
	)	SS
COUNTY OF RICHLAND	)
          On this 7th day of October, 2005, before me personally appeared David Paulson, known to me to be the President of Hankinson Development Corporation, Incorporated, a North Dakota corporation, the corporation that is described in and that executed the within and foregoing document, and acknowledged to me that he executed the same on behalf of said corporation.

[Stamped: LORI J. HUBRIG	/s/ Lori J. Hubrig

Notary Public	Notary Public
State of North Dakota	My Commission Expires:
My Commission Expires Aug. 29, 2010

REAL ESTATE OPTION AGREEMENT
          THIS REAL ESTATE OPTION AGREEMENT (“Agreement”) is made this 6th day of September, 2005, by and between Earl Stoltenow and Albertine Stoltenow, husband and wife (hereinafter referred to as “Optionor”) and Hankinson Community Development Corporation, Incorporated, a North Dakotacorporation (hereinafter referred to as “Optionee”).
[Stamped: COPY]
          WITNESSETH:
          WHEREAS, Optionor is the owner of real estate described below and desires to exchange cash said real property under defined terms; and Optionee desires to acquire said Property from Optionor in accordance with the terms and conditions set forth hereafter.
          NOW THEREFORE, IN CONSIDERATION of the covenants and promises contained hereafter, it is agreed:
          PREMISES Optionor hereby grants to Optionee the exclusive option to purchase real estate located in Richland County, North Dakota, (the “Property”) more specifically described as follows:
That part of the Southwest Quarter (SW 1/4) of Section Eighteen (18), Township One Hundred Thirty (130) North, Range Forty-nine (49) West of the Fifth Principal Meridian which consists of 25 acres and which lies north of and adjacent to the railroad right of way which runs through said quarter. The exact parcel involved shall be surveyed so as to describe a 25 acre tract that is contiguous to and runs all along said railroad line through the entire quarter. All survey costs shall be paid by the Optionee.
     CONSIDERATION The price (the “Purchase Price”) for the Property shall be $125,000.00, payable by Optionee as herein provided. As consideration for the option, Optionee agrees to pay to Optionor at the time of the execution of this Agreement the sum of $1,000.00 (the “Option Consideration”) with said payment to be credited to the Purchase Price at closing. The remaining balance of the Purchase Price ($124,000.00) shall be paid in cash and at closing.
     TERM This Agreement shall commence on the date of the execution of this Agreement and continue to the 5th day of September, 2006 at 5:00 o’clock P.M. Optionee shall have the right to extend this option for an additional six (6) months upon payment to Optionor of the sum of $500.00, which shall become a part of the Option Consideration. If not exercised timely, this Agreement shall expire automatically and be null and void and the Option Consideration shall be forfeited to the Optionor. If extended, the additional $500.00 shall be credited against the Purchase Price at closing.

     NOTICE OF EXERCISE OF OPTION Optionee shall at any time during the option term notify Optionor by registered mail, Federal Express delivery or hand delivery of its written demand that Optionee intends to complete the purchase of the Property. The conveyance and closing for the Property defined above shall thereupon be completed within 90 days thereafter in accordance with the terms and conditions set forth hereafter.
     TERMS In the event this Option is exercised, Optionor agrees to sell and Optionee agrees to purchase the Property, with improvements thereon, if any, under the following terms and conditions:
1.	Right to Enter Property and Due Diligence. Optionor agrees that Optionee and/or third-parties directed by Optionee, shall have the right to enter upon the Property at any time from the date of this agreement until closing in order to conduct due diligence investigations upon the Property by giving Optionor one (1) day advanced written or verbal notice. Any due diligence costs and work performed, including, but not limited to, surveys and environmental studies conducted, shall be at the sole cost of the Optionee.

2.	Crop Damage. In the event that Optionee’s due diligence and/or conveyance of the Property to Optionee shall occur after Optionor, or its tenants and/or agents, plants crops, but before harvest of those crops, the parties hereto mutually agree that Optionor shall have the right, upon notice to the Optionee and at the Optionee’s convenience, to harvest any crops not destroyed by the Optionee in the process of its due diligence and/or its construction of an ethanol plant and related improvements thereto. The Optionee shall have no duty to preserve any of such crops, and the Optionor accepts as liquidated damages (in lieu of any and all other damages) an amount equal to the most recent Richland County USDA proven yield for the commodity planted on the Property in the year of damage multiplied by the Richland County USDA four year average price for the commodity grown in the year of damage, multiplied by the number of acres, or fractional acres, of crop destroyed on the Property. If the parties cannot mutually agree upon the number of crop acres damaged, the number of such cop acres damaged shall be measured by an independent third-party as the parties hereto may mutually identify.

3.	Termination Of Tenants. Regardless of when or if Optionee provides notice of the exercise of its option provided hereunder, in the event this option is exercised, Optionor agrees to provide timely notice to any tenant of the Property of the termination of such tenant’s tenancy. Such notice shall follow the form required for the termination of farm tenancies under the applicable lease terms involved and/or North Dakota Law.

4.	Title Examination. No later than 20 days from delivery of notice of exercise of the option granted hereby or if the abstract company needs additional time, the time for delivery of the abstract shall be extended for a reasonable time based on the time required by the abstract company to continue said abstract, the Optionor shall furnish to the Optionee a duly certified Abstract of Title to the Property, continued to a recent date, showing good and marketable title in the Optionor, free and clear of all liens and encumbrances, except as noted below. The Optionee shall have 15 days time to examine said abstract of title and within said period of time shall promptly notify the Optionor of all objections thereto in writing. If the title to the Property is unmarketable, the Optionor shall have a period of 90 days in which to correct the title and make it marketable. If the title to the Property cannot be made marketable within said period of time or such further time as may be granted by the Optionee, the Optionee shall be entitled to the return of the Option Consideration paid under this Agreement, but otherwise this Agreement shall be wholly null, void and unenforceable.

5.	Title, Liens and Encumbrances. At closing, Optionor shall transfer title to Optionee by a Warranty Deed conveying good and marketable title to the Optionee. The sale and transfer by Warranty Deed shall be free of all liens and encumbrances except for the following:
A.	Building and zoning laws, ordinances, sate and federal regulations, provided they do not materially and adversely affect the use of the property;

B.	Utility, drainage and other easements of record which do not materially and adversely interfere with the use of the Property.
6.	Taxes and Special Assessments. The Optionor agrees to pay all real estate taxes and assessments for special improvements levied or assessed for the year prior to closing. Real estate taxes, and assessments for special improvements for the year of closing shall be prorated between the Optionor and the Optionee and in the event the exact amount of the taxes and assessments for that year are not yet known, the amount to be prorated shall be based on the real estate taxes and assessments for special improvements for the previous year. Optionee agrees to pay the real estate taxes and assessments for special improvements for all subsequent years.

7.	Closing and Possession. Possession is to be given immediately upon completion of closing. Closing shall occur after approval of title and PRIOR TO POSSESSION, but in no event later than 90 days from the date of the notice of exercise of the option, or as otherwise agreed upon by the parties.

8.	Default. In the event either party has fulfilled all of its obligations hereunder and all conditions precedent and concurrent to closing for which it is responsible and the other party fails to fulfill its obligations hereunder and continues to fail and refuses to fulfill its obligations hereunder for more than 30 days after receipt of written notice of such default from the non-defaulting party, the non-defaulting party may either: “in the case of the Optionee” 1) terminate this Agreement, in which event it shall be entitled to refund of the Option Consideration and any other monies paid hereunder and such termination and Option Consideration shall be the sole remedy and damages available, or 2) pursue any legal and/or equitable remedy available to it; or in the case of the Optionor 1) terminate this Agreement, in which event it shall be entitled to retain the Option Consideration and any other monies paid hereunder by Optoinee to Optionor, and such termination and retainage shall be the sole remedy and damages available to the Optionee, or 2) pursue any legal and/or equitable remedy available to it.

9.	Disclaimer — the Property is sold AS IS. Except for warranty of title, Optionor will give no warranty and will make to representations to Optionee of any kind. THERE ARE NO EXPRESS WARRANTIES AND OPTIONOR SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF HABITABILITLY, IMPLIED WARRANTIES, IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE PROPERTY WILL BE SOLD AS IS, WITHOUT WARRANTY OF ANY KIND, WITH ALL FAULTS AND IN ITS PRESENT CONDITION. THE PROPERTY WILL ALSO BE SOLD WHERE IS AND NO WARRNATY OR REPENSTATIONS WITH RESPECT TO BOUNDARY LINES WILL BE MADE BY OPTIONOR. Optionee must satisfy Optionee that the Property is entirely within boundary lines expected. Optionee represents to the Optionor that Optionee takes the Property in its present condition with all its faults. Optionee has been or will be provided full and complete access to the Property and the full right to examine and test the same. Optionee is relying solely upon such access, investigation and Optionee’s testing and is not relying upon any representation or warranty of Optionor.
            SURVIVAL All of the terms, representations, warranties and disclaimers contained in this Agreement are continuing and shall survive the closing.
            RECORDING OF OPTION The parties hereto agree that this Option Agreement may be recorded with the Richard County Recorder’s office.

            NOTICES Any notice, demand or other document which either party is required or may desire to give or deliver to or make upon the other party shall be given in writing and served either personally or given by prepaid United States certified mail, return receipt requested, and addressed to the following addresses:

If to Optionor:	Hankinson Community Development Corporation
c/o Robert Wurl
Lincoln State Bank
302 Main Ave. S.
Hankinson, ND 58041

If to Optionee:	Gold Energy, LLC
c/o Michelle Swenson
1183 6th Street South
Wahpeton, ND 58075
          1031 EXCHANGE If requested by Optionor, Optionee will cooperate with the Optionor in conducting a §1031 like-kind exchange, the cost of which will be paid by the Optionor.
          ASSIGNMENT Optionee may assign this Option or grant a separate option as to the premises to Gold Energy LLC, and Gold Energy LLC may exercise this option or the separate option, but only in the event Gold Energy also exercises an option it has with Optionee with respect to adjacent land in the Southwest Quarter of 18-130-49.
          TIME: Time is of the essence as to the performance of all of the terms and conditions of this Agreement.

          IN WITNESS WHEREOF, said parties hereto subscribe their names.

OPTIONEE:		OPTIONOR:

HANKINSON COMMUNITY		/s/ Earl Stotlenow

DEVELOPMENT CORPORATION		Earl Stotlenow
INCORPORATED

By:	/s/ David Paulson	/s/ Albertine Stotlenow

	David Paulson, President	Albertine Stotlenow

STATE OF NORTH DAKOTA	)
) SS:
COUNTY OF RICHLAND	)
          On this 13th day of October, 2005, before me personally appeared Earl Stoltenow and Albertine Stotlenow, husband and wife, known to me to be the persons who are described in and who executed the within and foregoing document, and acknowledged to me that they executed the same.

[Stamped: ROBERT P. WURL	/s/ Robert P. Paul

Notary Public, STATE OF NORTH DAKOTA My Commission Expires OCT 20, 2005]	Notary Public My Commission Expires:

STATE OF NORHT DAKOTA	)
) SS:
COUNTY OF RICHLAND	)
          On this 7th day of October, 2005, before me personally appeared David Paulson, known to me to be the President of Hankinson Community Development Corporation, Incorporated, a North Dakota corporation, the corporation that is described in and that executed the within and foregoing document, and acknowledged to me that he executed the same on behalf of said corporation.

[Stamped: LORI J. HUBRIG
Notary Public	/s/ Lori J. Hubrig

State of North Dakota	Notary Public
My Commission Expires Feb. 14, 2011]	My Commission Expires: